EXHIBIT 5

                            FACSIMILE (513) 579-6956


                                December 30, 1996


Direct Dial:  (513) 579-6560


Meridian Diagnostics, Inc.
3471 River Hills Drive
Cincinnati, Ohio  45244

Dear Sir or Madam:

         We serve as general counsel to Meridian Diagnostics, Inc. (the "Company") and are familiar with its Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1996 Stock Option Plan which calls for the issuance of up to 200,000 shares of Common Stock to employees upon their exercise of options that may be granted to them. Based upon such examination and considerations, we are of the opinion:

         1. That the Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

         2. That the Company has taken all necessary and required corporate actions in connection with the proposed issuance of 200,000 shares of Common Stock and that Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                             Yours truly,

                                             KEATING, MUETHING & KLEKAMP



                                             BY: /s/ Robert E. Coletti
                                                -----------------------------
                                                   Robert E. Coletti
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